Exhibit 10.45
TENTH AMENDMENT
TO THE
PRUDENTIAL SUPPLEMENTAL EMPLOYEE SAVINGS PLAN

(Effective as of January 1, 2006)

(Amending to update the investment fund to be used for computing the interest credits to be allocated to participants’ accounts)

Purpose and Background:

A.Pursuant to Section 7.1(b) of the Prudential Supplemental Employee Savings Plan (“SESP” or the “Plan”), the Executive Vice President, Chief Human Resources Officer (or successor thereto) (“EVP HR”) of The Prudential Insurance Company of America ("Prudential") may adopt minor amendments to the Plan without the approval of the Compensation Committee of the Board of Directors of Prudential that are necessary or advisable for purposes of compliance with applicable laws and regulations or for the administration of the Plan.

B.Effective December 30, 2024, a new stable value investment option, called the PESP Principal Protection Fund (“PESP PPF”) will be added to the investment options available to participants under The Prudential Employee Savings Plan (“PESP”) due to the closure of the PESP Fixed Rate Fund and its removal from PESP’s investment lineup effective December 27, 2024.

C.Due to the foregoing stable value investment option changes in PESP, it is necessary to amend the Plan to provide that beginning effective December 30, 2024, the interest credits to be allocated to participants’ accounts will be computed based on the investment performance of the PESP PPF.

D.The EVP HR has determined that the foregoing amendment is within the scope of authority granted to the EVP HR under the terms of the Plan.

Resolution:

Effective December 30, 2024, the Plan is hereby amended as follows:

1.Section 4.2 of the Plan is amended and restated to read as follows:

4.2 Interest Credits. Amounts credited to a Participant's Account shall begin to accrue an interest credit on the date such amounts are credited under the Plan and shall continue to accrue an interest credit until the date such amounts are distributed to the Participant. Interest credits shall be computed at a rate equal to the interest rate credited to the Prudential Fixed Rate Fund under PESP through December 27, 2024, the date this fund is removed from the PESP investment lineup. Beginning effective December 30, 2024, interest credits under the Plan shall be computed based on the investment performance of the PESP Principal Protection Fund under PESP (or the successor stable value fund). The Company reserves the right to change the investment option to be used to compute interest credits for future periods at any time by amendment to the Plan.

2.All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

3.Except where otherwise expressly amended herein, the Plan is ratified and confirmed and shall continue in full force and effect.

Adopted on behalf of The Prudential Insurance Company of America.

Date: December 16, 2024	By:	/s/ Lucien A. Alziari
Lucien A. Alziari
Executive Vice President
Chief Human Resources Officer